Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

FOR IMMEDIATE RELEASE
Stuart McElhinney, Vice President - Investor Relations
310.255.7751 smcelhinney@douglasemmett.com

MS. JOHNESE SPISSO ELECTED AS DIRECTOR OF DOUGLAS EMMETT

SANTA MONICA, California - September 4, 2019 - Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced that Ms. Johnese Spisso has been elected to its Board of Directors.
Ms. Spisso has been the President of UCLA Health, Chief Executive Officer of UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Previously, Ms. Spisso worked for over 20 years at University of Washington Medicine in Seattle, most recently as Chief Health System Officer and Vice President, Medical Affairs of the University of Washington School of Medicine. She holds a master’s degree in health care administration and public administration from the University of San Francisco, a bachelor’s degree in health sciences from Chapman College, and an RN from the St. Francis School of Nursing.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

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